CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 456 and Amendment No. 459 to the Registration Statement on Form N-1A of EA Series Trust with respect to Argent Focused Small Cap ETF and Argent Large Cap ETF, each a series of shares of EA Series Trust, under the heading “Other Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

We consent to the incorporation of our report dated December 27, 2024, relating to the special purpose schedule of investments and related notes of the separately managed account advised by Argent Capital Management, LLC as of October 31, 2024 to be acquired by Argent Focused Small Cap ETF, under the heading “Financial Statements” in the Statement of Additional Information.

We consent to the incorporation of our report dated December 27, 2024, relating to the special purpose schedule of investments and related notes of the separately managed account advised by Argent Capital Management, LLC as of October 31, 2024 to be acquired by Argent Large Cap ETF, under the heading “Financial Statements” in the Statement of Additional Information.

                             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 20, 2025